Exhibit 10.2

FORM OF SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is entered into as of January 18, 2007 by and among [                        ] (the “Executive”), CHITTENDEN CORPORATION (the “Buyer”), a Vermont corporation, MERRILL MERCHANTS BANCSHARES, INC., a Maine corporation (the “Seller”) and MERRILL MERCHANTS BANK, a Maine chartered stock bank (the “Seller Bank”).

WITNESSETH:

WHEREAS, Buyer and Seller are entering into an Agreement and Plan of Merger, dated as of January 18, 2007 (the “Merger Agreement”); and

WHEREAS, the Buyer, Seller, Seller Bank and the Executive desire to enter into this Agreement, which shall terminate the employment agreement between the Seller Bank and the Executive dated January 17, 2006, (the “Employment Agreement”) as of the Effective Time of the Merger, and in lieu of any rights and payments under the Employment Agreement, the Executive shall be entitled to the rights and payments set forth herein;

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive, Buyer, Seller, and the Seller Bank agree as follows:

1. Payment to Be Made on the Closing Date of the Merger. On the Closing Date, provided (i) the Executive is still employed by Seller Bank immediately prior to the Effective Time of the Merger and (ii) the Executive has not revoked the release contained in Section 3 hereof, Seller Bank shall pay to the Executive a lump sum cash amount equal to [$400,000—Edwin N. Clift, $324,600—William P. Lucy and $265,200—Deborah A. Jordan], less applicable tax withholdings. In consideration of such payment and the other provisions of this Agreement, the Executive, Buyer, Seller and Seller Bank hereby agree that the Employment Agreement with Seller Bank shall be terminated without any further action of any of the parties hereto, effective immediately prior to the Effective Time of the Merger. The Executive agrees that the above payment shall be in complete satisfaction of all of his rights to payments or benefits under the Employment Agreement.

2. Payment of Fringe Benefits. Buyer agrees to provide the Executive with continued health, dental, life and disability coverage pursuant to the policies currently offered by Seller Bank (or comparable policies offered to similarly-situated employees of Buyer) until the earlier of twenty-four (24) calendar months following the Effective Time of the Merger or the Executive’s commencement of full-time employment with a new employer (including employment with the Buyer, except that any period of time following the Closing Date during which the Executive is employed by Buyer shall offset the twenty-four (24) calendar months referenced in this Section 2 in the event that the Executive’s employment with the Buyer is terminated without Cause by the Buyer with Cause for this purpose having the same definition used in Section 6.12(d) of the Merger Agreement and associated schedules), subject to the terms and conditions of such policies, with the Executive responsible for paying the same share of any premiums, copayments or deductibles as if he was an employee, except as set forth below in this Section 2. The health and dental coverage shall include any dependents of the Executive who are covered as of the date of this Agreement and who remain covered as of the Effective Time of the Merger. In the event the Executive’s participation in any such plan is barred, Buyer shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have received under such plans from which his continued participation is barred or provide their economic equivalent. In addition, notwithstanding the foregoing, if the provision of any of the benefits covered by this Section 2 would trigger the 20% tax and interest penalties under Section 409A of the Code, then the benefit(s) that would trigger such tax and interest penalties shall not be provided (collectively, the “Excluded Benefits”), and in lieu of the Excluded Benefits Buyer shall pay to the Executive, in a lump sum within 30 days following termination of employment or within 30 days after such determination should it occur after termination of employment, a cash amount equal to the economic equivalent of such Excluded Benefits.

3. Releases. Upon payment of the amount set forth in Section 1 hereof, the Executive, for himself and for his heirs, successors and assigns, does hereby release completely and forever discharge Buyer, Seller and Seller Bank, their respective affiliates and successors and the current and former directors, officers, employees and agents of each of them (any and all of which are referred to below as the “Releasees”) from any obligation under the Employment Agreement (other than the obligations of Buyer to provide benefits pursuant to Section 2 above which shall continue for the period specified therein) and of and from all debts, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands, and liabilities whatsoever of every name and nature, known or unknown (all referred to below as “claims”) that the Executive has, claims to have, ever had, or ever claimed to have had against the Releasees. The claims that the Executive releases include, without implication of limitation, all claims relating to Executive’s employment with Seller and/or Seller Bank all claims of any form of alleged unlawful employment discrimination, including all claims based upon the Age Discrimination Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., or the Maine Human Rights Act, 5 M.R.S.A. §§ 4551-4634; all claims of breach of either express or implied contract; all claims that the Releasees engaged in any tortious conduct; all claims for salary, wages, vacation pay, separation pay, expense reimbursement, or any other form of compensation (except as otherwise provided herein); all claims for attorney’s fees; and all claims for reinstatement of employment with Seller and/or Seller Bank. Executive acknowledges that Executive has been advised to consult with an attorney before signing this Agreement, including the release contained in this Section 3 (the “Release”). Executive further understands that Executive may consider this Release for up to twenty-one (21) days before deciding whether to sign it. If Executive signed this Release before the expiration of that twenty-one (21) day period, Executive acknowledges that such decision was entirely voluntary. Executive understands that if Executive does not sign and return this General Release to Buyer’s Human Resources Department by the end of that twenty-one (21) day period, the offer to provide the payment described in Section 1 and the benefits in described in Section 2 (above) will expire. Executive understands that for a period of seven (7) days after

Executive executes this Release, Executive shall have the right to revoke it by a written notice to be received by Buyer’s Human Resources Department by the end of that period. Executive also understands that this Release shall not be effective or enforceable until the expiration of that period. Executive further represents and agrees that Executive has carefully read and fully understands all of the provisions of this Release and that Executive is voluntarily agreeing to those provisions. Executive acknowledges that Executive has not been induced to sign this Release by any representations of Buyer, Seller and/or Seller Bank other than the offer to provide the payment and benefits described in Sections 1 and 2 (above). This Agreement shall not release Buyer, Seller or Seller Bank from any of the following: (a) obligations to pay to the Executive wages earned up to the Effective Time of the Merger; (b) the payment of any of the Executive’s vested benefits, or honoring any of the Executive’s rights under the Employee Programs of the Company (including any benefits under a supplemental executive retirement program covering the Executive), excluding any employment agreement or other severance agreement, (c) the payment of the Merger Consideration with respect to the Executive’s common stock of Seller or stock options with respect to the common stock of Seller, or (d) the obligations of Buyer and/or Seller under Section 6.11 of the Merger Agreement.

4. Section 280G Cut-Back. Notwithstanding anything in this Agreement to the contrary, in no event shall any payments be made or benefits provided under this Agreement, when combined with all other payments and benefits to the Executive, be allowed to render any such payment or benefit nondeductible under Section 280G of the Code or to trigger an excise tax under Section 4999 of the Code. In such event, the payments and/or benefits to be provided under this Agreement shall be reduced, but not below zero, such that the aggregate benefits to be provided to the Executive do not exceed 2.99 multiplied by the Executive’s “base amount” (as such term is defined in Section 280G of the Code). If any reduction is to be made under this Section 4, the Executive may specify by written notice which payments and benefits shall be reduced (i.e., the Executive may elect whether to have reductions made from either Section 1 or Section 2 hereof).

5. General.

(a) Heirs, Successors and Assigns. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns.

(b) Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by each of the parties hereto.

(c) Withholdings. Seller, Seller Bank and Buyer may withhold from any amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.

(d) Governing Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Maine, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

(e) Defined Terms. Any capitalized terms not defined in this Agreement shall have as their meaning the definitions contained in the Merger Agreement.

(f) Voluntary Action and Waiver. The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

5. Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void with respect to all actions not yet taken pursuant to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Buyer, Seller and Seller Bank have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

WITNESS:	EXECUTIVE:

Name:	Name:

ATTEST:	MERRILL MERCHANTS BANCSHARES, INC.

By:
Name:	Name:
Title:

ATTEST:	MERRILL MERCHANTS BANK

By:
Name:	Name:
Title:

ATTEST:	CHITTENDEN CORPORATION

By:
Name:	Name:
Title:

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